Exhibit 10.1

China Food and Beverage Company – Net Savings Link

Binding Change of Control Agreement

This binding Change of Control Agreement supersedes all prior Agreements between the parties and is between the following entities:

China Food and Beverage Company (CHIF)
James A. Tilton
President
311 South State Street
Suite 380
Salt Lake City, UT 84111

and

Net Savings Link, Inc. (NSAV)
Steven Baritz
Chief Executive Officer
4747-20 Nesconset Highway
Port Jefferson, NY 11776
U.S.A.

Transaction Details:

CHIF, a Wilton Group affiliate, intends to facilitate the purchase by NSAV of Hartley SAS Ltd. "Hartley") and The Lifetime SIPP Company ("Lifetime") to NSAV in a change of control transaction as follows:

Step 1: Upon signing of this Agreement, CHIF will have the right to full due diligence on NSAV. Steven Baritz will assign 5.0 million Series A preferred shares to CHIF no later than 24 hours after CHIF or its affiliates pay the required fees to the Secretary of State of Nevada to activate the Company's 14C share increase (preferred A & B and common).  Upon this change of control and fee payments, NSAV will pledge 3.0 billion shares irrevocably at the Transfer Agent to KBM Worldwide (KBM) for potential future conversions of their debentures, and Baritz will obtain indemnification from CHIF regarding NSAV on a go forward basis in order for this transaction to continue.  Steven Baritz and Vikram Grover will each be issued three hundred eighty-seven million, five hundred thousand (387,500,000) Series B preferred shares and $50,000.00 in debentures paying 0% interest, convertible into 1.25% of the fully-diluted shares outstanding of the entity at any time for a period of 18 months from closing, and having an 18- month maturity (for clarity, $100,000.00 total amount of debentures).  CHIF will name a representative to the positions of CEO and Chairman of the Board at the time of the transfer of control, and all of the above actions in Step 1 will be ratified by NSAV Board resolution.

Steven Baritz
January 27, 2016	James A. Tilton

Step 2: Definitive merger agreements for Hartley and Lifetime must be drawn up and executed on a best efforts basis no later than February 29, 2016.  Upon consummation of the merger transaction(s) contemplated by March 15, 2016, NSAV will issue to the counterparties consideration as follows:

•	1.0 billion common shares,
•	95.0 million Series A Preferred shares, and
•	$5.0 million note convertible into 50.0 billion common shares. This note shall convert upon completion of a reverse split, to be filed no later than June 30, 2016 via form 14C with the SEC.

NSAV is currently trading on OTC Markets in New York under the stock symbol NSAV.  NSAV is a presently a fully-reporting company with the SEC and is currently one 10Q behind in its SEC filings.  NSAV represents that it is not a legal shell, as defined by the U.S. Securities and Exchange Commission (SEC) and was not a legal shell, as defined by the SEC at the time the above reference debentures were issued to KBM Worldwide.

CHIF agrees to provide, either directly or through its service providers, all the services necessary to obtain fully-reporting status with the U.S SEC.  These services include U.S. GAAP accounting, SEC approved audits, legal service for the filings of 10K's and 10Q's with the SEC, all FINRA filings, all OTC Markets filings, compliance, corporate services, transfer agent issues, investor relations and all other aspects of services for a public company.  NSAV's August 31, 2015 10Q will be prepared, completed and filed on a best efforts basis by February 15, 2016.  Further, NSAV's November 30, 2015 10K will be prepared, completed and filed with the SEC on a best efforts basis by March 14, 2016, which would require a 15-business-day extension to be filed with the SEC by February 29, 2016.

CHIF agrees to assume the estimated $40,000.00 of payables in NSAV and pay them off promptly.  CHIF will have the right and authority to negotiate with each of these creditors.

CHIF agrees to purchase or locate a non-affiliated investor to purchase the convertible debt held by KBM Worldwide for $180,000.00 cash.  This transaction will be papered with KBM and completed as follows:

1) $60,000.00 to be paid no later than 7 business days after the filing of the Company's form 10Q for the quarter ended August 31, 2015

2) $120,000.00 to be paid no later than 14 business days after the filing of the Company's form 10K for the fiscal year ended November 30, 2015.

It is further agreed that the Series A Preferred shares that Baritz will be transferring to CHIF will be returned to Baritz if the $ 60,000.00 tranche is not paid in accordance with the terms stated above and all fees and payables paid up to that point by CHIF will be non-refundable.

Further, if CHIF or said non-affiliated investor does not pay the $120,000.00 tranche to KBM Worldwide in accordance with the terms stated above then CHIF will return said Series A Preferred shares to Steven Baritz upon CHIF being reimbursed for all costs it incurred in this transaction up to that point, including the $60,000 cash paid to KBM.

Steven Baritz
January 27, 2016	James A. Tilton

CHIF will have the right and authority to renegotiate any of the above referenced terms directly with KBM and will retain ownership of the above referenced Series A Preferred shares upon receiving an unconditional release from KBM regarding the above referenced KBM debentures.  This clause is included solely with the intention of protecting all parties in the event of circumstances that may arise that are unforeseen and not under the control of any of the parties named in this agreement.

CHIF agrees and warrantees that the KBM debt will be paid off only by means of cash or cash equivalent (subject to the approval of KBM) and under no circumstances will the KBM debt be paid off by debt of NSAV.

This Change of Control Agreement is binding on all parties.

CHIF represents that Wilton Group currently owns 100% of Hartley and Lifetime.  If the Hartley and Lifetime mergers are not consummated by March 15,2016, CHIF will have 90 days to put businesses and/or assets of value equal to or greater than Hartley and Lifetime into NSAV under similar terms to this Agreement, or CHIF will return said Series A Preferred shares back to Steven Baritz by June 30, 2016.  CHIF will return said Series A Preferred shares to Baritz upon being reimbursed for all costs it incurred in this transaction up to that point, including the $180,000. cash paid to KBM.

This represents our Agreement in its entirety, subject to the laws of the State of New York, U.S.A., effective January 27, 2016.

JAMES A. TILTON

James A. Tilton
President
China Food and Beverage Company
Date	1/29/2016

STEVEN BARITZ

Steven Baritz
Chief Executive Officer
Net Savings Link, Inc.
Date	1/29/2016

January 27, 2016